Exhibit (d)

MANAGEMENT AGREEMENT

THIS AGREEMENT is made as of March 11, 2014, between Calamos Advisors LLC, a Delaware limited liability company having its principal office and place of business in Naperville, Illinois (the “Manager”), and Calamos ETF Trust, a Delaware statutory trust having its principal office and place of business in Naperville, Illinois (the “Trust”).

WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the “1940 Act”), and operates under exemptive relief from the Securities and Exchange Commission (“SEC”) allowing the Trust and its various series to be listed and traded on a national exchange as exchange traded funds, subject to certain restrictions and conditions; and

WHEREAS, the Manager is engaged principally in the business of rendering investment management services and is so registered under the Investment Advisers Act of 1940; and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust is authorized to issue shares in an initial series, Focus Growth ETF (the “Initial Fund”) together with all other series subsequently established by the Trust with respect to which the Trust desires to retain the Manager to render investment advisory services hereunder and the Manager is willing so to do, being herein collectively referred to as the “Funds”);

THEREFORE, it is agreed between the parties as follows:

1.	APPOINTMENT OF MANAGER.

(a) Initial Fund. The Trust appoints the Manager to act as manager and investment adviser to the Initial Fund for the period and on the terms herein set forth. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b) Additional Funds. In the event that the Trust establishes one or more series of shares other than the Initial Fund with respect to which it desires to retain the Manager to render management and investment advisory services hereunder, it shall notify the Manager in writing, indicating the advisory fee which will be payable with respect to the additional series of shares. If the Manager is willing to render such services, it shall notify the Trust in writing, whereupon such series of shares shall become a Fund hereunder.

2.	DUTIES OF MANAGER.

The Manager, at its own expense, shall furnish the following services and facilities to the Trust:

(a) Investment Program. The Manager will (i) furnish continuously an investment program of each Fund, (ii) determine (subject to the overall supervision and review of the Board of Trustees of the Trust (the “Trustees”)) what investments shall be purchased, held, sold or exchanged by each Fund and what portion, if any, of the assets of each Fund shall be held uninvested, and (iii) make changes on behalf of the Trust in the investments of each Fund. The Manager will also manage, supervise and conduct the other affairs and business of the Trust and each Fund thereof and matters incidental thereto, subject always to the control of the Trustees and to the provisions of the Declaration of Trust and By-laws of the Trust and the 1940 Act.

(b) Office Space and Facilities. The Manager shall furnish the Trust office space in the offices of the Manager, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities, and telephone service for managing the affairs and investments of the Trust. These services are exclusive of the necessary services and records of any dividend disbursing agent, transfer agent, registrar or custodian, and accounting and bookkeeping services to be provided by the custodian.

(c) Personnel. The Manager shall provide all necessary executive and clerical personnel for administering the affairs of the Trust and shall compensate the Trustees and all personnel and officers of the Trust if such persons are also employees of the Manager or its affiliates, except as provided in Paragraph 3(f) hereof.

(d) Portfolio Transactions. The Manager shall place all orders for the purchase and sale of portfolio securities for the account of each Fund with brokers or dealers selected by the Manager, although the Trust will pay the actual brokerage commissions on portfolio transactions in accordance with Paragraph 3(c). In executing portfolio transactions and selecting brokers or dealers, the Manager will use its best efforts to seek on behalf of the Trust or any Fund thereof the best overall terms available for any transaction. The Manager shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to any Fund and/or other accounts over which the Manager or an affiliate of the Manager exercises investment discretion. Consistent with the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) and subject to seeking the most favorable price and execution available, Manager may consider sales of shares of Trust as a factor in the selection of broker-dealers to execute portfolio transaction for the Trust. Manager (or an affiliate of Manager) may act as broker for Trust in connection with the purchase or sale of securities by or to the Trust if and to the extent permitted by procedures adopted from time to time by the board of trustees of the Trust. Such brokerage services are not within the scope of the duties of Manager under this agreement, and, within the limits permitted by law and the board of trustees of the Trust, Manager (or an affiliate of Manager) may receive brokerage commissions, fees or other remuneration from the Trust for such services in addition to its fee for services as Manager. Within the limits permitted by law Manager may receive compensation from the Trust for other services performed by it for the Trust which are not within the scope of the duties of Manager under this agreement. The Manager is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Manager determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

3.	ALLOCATION OF EXPENSES.

Except for the services and facilities to be provided by the Manager as set forth in Paragraph 2 above, the Trust assumes and shall pay all expenses for all other Trust operations and activities and shall reimburse the Manager for any such expenses incurred by the Manager. The expenses to be borne by the Trust shall include, without limitation:

(a) the charges and expenses of any registrar, stock transfer or dividend disbursing agent, custodian, or depository appointed by the Trust for the safekeeping of its cash, portfolio securities and other property;

(b) the charges and expenses of auditors;

(c) brokerage commissions for transactions in the portfolio securities of the Trust;

(d) all taxes, including issuance and transfer taxes, and corporate fees payable by the Trust to Federal, state or other governmental agencies;

(e) the cost of stock certificates (if any) representing shares of the Trust;

(f) expenses involved in registering and maintaining registrations of the Trust and of its shares with the Securities and Exchange Commission and various states and other jurisdictions, including reimbursements of actual expenses incurred by the Manager in performing such functions for the Trust;

(g) all expenses of shareholders’ and Trustees’ meetings, including meetings of committees and of preparing, printing and mailing proxy statements, quarterly reports, semi-annual reports, annual reports and other communications to shareholders;

(h) all expenses of preparing and setting in type prospectuses, and expenses of printing and mailing the same to shareholders (but not expenses of printing and mailing of prospectuses and literature used for promotional purposes);

(i) compensation and travel expenses of Trustees who are not “interested persons” within the meaning of the 1940 Act;

(j) the expense of furnishing, or causing to be furnished, to each shareholder a statement of his account, including the expense of mailing;

(k) charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered in connection with the Trust’s corporate and financial structure and relations with its shareholders, issuance of Trust shares and registration and qualification of securities under Federal, state and other laws.

(l) the expenses of attendance at professional meetings of organizations such as the Investment Company Institute, the No Load Mutual Fund Association, or Commerce Clearing House by the Trustees and officers of the Trust, and the membership or association dues of such organizations;

(m) the cost and expense of maintaining the books and records of the Trust, including general ledger accounting;

(n) the expense of obtaining and maintaining insurance including a fidelity bond as required by Section 17(g) of the 1940 Act;

(o) interest payable on Trust borrowings; and

(p) postage.

4.	ADVISORY FEE.

(a) For the services and facilities to be provided to each of the Funds by the Manager as provided in Paragraph 2 hereof, the Trust shall pay the Manager a monthly fee with respect to each of the Funds as soon as practical after the last day of each calendar month, which fee shall be paid at the rate set forth in Schedule A attached hereto, based upon the Monthly Average Net Assets (as defined in subparagraph (c) below) of such Fund for such calendar month.

(b) In the case of termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets of such Fund for the business days during which it is so in effect.

(c) The “Monthly Average Net Assets” of any Fund of the Trust for any calendar month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Fund, determined in accordance with procedures established from time to time by or under the direction of the Trustees in accordance with the Declaration of Trust of the Trust, as of the close of business on each day during such month that such Fund was open for business, by (ii) the number of such days.

5.	EXPENSE LIMITATION.

The Manager agrees that for any fiscal year of the Trust during which the total of all expenses of any series of the Trust (including investment advisory fees under this agreement, but excluding interest, portfolio brokerage commissions and expenses, taxes and extraordinary items) exceeds the lowest expense limitation imposed in any state in which that series of the Trust is then making sales of its shares or in which its shares are then qualified for sale, the Manager will reimburse that series of the Trust for such expenses not otherwise excluded from reimbursement by this Paragraph 5 to the extent that they exceed such expense limitation.

6.	LIABILITY OF MANAGER AND OFFICERS AND TRUSTEES OF THE TRUST.

Manager may rely on information reasonably believed by it to be accurate and reliable. As an inducement for Manager’s undertaking to render services under this Agreement, the Trust agrees that neither Manager nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of Manager’s duties, or by reasons of reckless disregard of Manager’s obligations and duties under this Agreement. No provision hereof shall be deemed to protect any Trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith, gross negligence or reckless disregard of his obligations and duties.

7.	DURATION AND TERMINATION OF THIS AGREEMENT.

(a) Duration. Unless terminated as herein provided, this Agreement shall be effective with regard to the Initial Fund as of the date first written above, and with regard to any other Fund, as of the date this Agreement and any Schedules hereto are amended to include such Fund (the “Initial Period”). This Agreement shall continue in effect with respect to each Fund so long as, at least annually, the continuance of this Agreement is approved by: (i)(a) the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; or (b) a majority of the Trust’s Board of Trustees, and (ii) the vote, cast in person at a meeting called for such purpose, of a majority of the Trust’s trustees who are not parties to this Agreement or “interested person” (as defined in the 1940 Act) of any such party.

Any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of any Fund shall be effective to continue this Agreement with respect to any such Fund notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected thereby, and (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise.

(b) Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Trustees or by vote of a majority of the outstanding shares (as defined in the 1940 Act), or by the Manager on sixty (60) days’ written notice to the other party.

(c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment.

8.	NAME OF TRUST.

It is understood that the name “Calamos”, and any logo associated with that name, is the valuable property of Calamos Investments LLC, and that the Trust has the right to include “Calamos” as a part of its name or the name of any Fund only so long as this Agreement shall continue. Upon termination of this Agreement the Trust shall forthwith cease to use the “Calamos” name and logo and shall take such action as is necessary to change the name of any Fund and to amend its Declaration of Trust to change the Trust’s name.

9.	MISCELLANEOUS.

This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise - the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

10.	SERVICES NOT EXCLUSIVE.

The services of the Manager to the Trust hereunder are not to be deemed exclusive and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

11.	LIMITATION OF LIABILITY.

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the assets and property of the Trust as provided in the Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in its Declaration of Trust.

[Signature page to follow]

IN WITNESS WHEREOF, this Management Agreement has been executed for the Manager and the Trust by their duly authorized officers, as of the date first set forth above.

CALAMOS ADVISORS LLC

	By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr.
Chief Executive Officer, Global Co-CIO

Attest:

/s/ J. Christopher Jackson
J. Christopher Jackson, Secretary

CALAMOS INVESTMENT TRUST

	By:	/s/ Nimish S. Bhatt
Nimish S. Bhatt,
Vice President and Chief Financial Officer

Attest:

/s/ J. Christopher Jackson
J. Christopher Jackson, Secretary

Schedule A – Advisory Fees

Fund	Annual Advisory Fee
Focus Growth ETF	1.00%

A-1